SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HealthWarehouse.com, Inc.
(Name of Registrant as Specified in Its Charter)

Lloyd I. Miller, III
Karen Singer
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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DON’T BE DISTRACTED BY INNUENDO!

STOCK PERFORMANCE MATTERS!

The current board of directors of HealthWarehouse.com recently sent you a letter full of speculation and innuendo criticizing the Concerned Shareholders of HealthWarehouse.com.

Their letter does not address the abysmal performance of the Company and its share price while under the current board’s control. The current board of directors brags that three of their nominees have “significant experience in managing and operating a pharmacy and e-commerce company from... their board experience”.

Their “significant experience” has been gained on the job, at your expense, while running your company into the ground.

This is what their “experience” has done for you:

THE CURRENT BOARD OF DIRECTORS IS DESTROYING YOUR INVESTMENT’S VALUE!

The Concerned Shareholders of HealthWarehouse.com are not seeking to “take-over” and “liquidate” Company assets; we are seeking to put experienced professionals on the board of directors. Once your new board is in place, a strategic review of all business options will be performed, and the new board will take every measure to place professional, experienced individuals in management positions to help recognize the full potential of your Company.

Your new board of directors will examine all relationships with vendors and consultants, including the ongoing relationship the current board of directors has had with an admitted felon, Mike Peppel, found by U.S. District Court Judge Sandra Beckwith of Cincinnati to be exerting “undue influence” over HealthWarehouse.com leadership after his prior sentencing for money laundering and fraud. On June 4, 2013, Judge Beckwith resentenced Mr. Peppel to two years in prison!

According to media reports, during the court case, Mr. Peppel’s attorney admitted that his client Peppel used money from your Company to “entertain” Magic Johnson and Deion Sanders for the Company. Do you believe this is a good use of scarce funds?

Furthermore, we are concerned by material weaknesses in financial controls at the Company. Quoting from page 4 of the Company’s annual report for 2011:

“Weak control environment and potential for the misappropriation of Company assets: Although the Auditors had not concluded that an illegal act had occurred, because the Company’s weak control environment and unresolved items suggested a potential for the misappropriation of Company assets, the Auditors recommended that the Board engage an independent third-party to review the unresolved items and assist it with identifying and remediating the control deficiencies.”

And further, the Company disclosed:

“Controls not adequate: The Company’s controls, policies and procedures relating to the use of Company credit cards and Company bank accounts and the reimbursement of employee business expenses were not adequate to ensure that all relevant transactions were authorized in accordance with Company policy, documented appropriately or recorded correctly in the Company’s accounting system.”

Ask yourself the following questions:

•	Why doesn’t the current board of directors address the issues raised by the Concerned Shareholders?

•	Where was the board oversight when there was egregious misuse of Company assets?

•	Why not address their ruination of the Company’s share value?

•	Why not address the material weakness in financial reporting cited by their own auditors?

•	Why not address a strategic way forward?

•	Why not address their lack of shareholder meetings?

The current board attempts to distract you with supposition and innuendo because they do not have any answers.

As if this were not enough, we ask our fellow shareholders to take note of the concerns that we cited in previous written communications:

•	Steep decline in stock price

•	Disregard for shareholder rights-NO SHAREHOLDER MEETING SINCE 2007

•	Documented concerns verbalized in the form of a resignation letter filed with the SEC by the Company’s former Chief Financial Officer

•	Former director resignation and lack of confidence

•	Lawsuit alleging misuse of funds

•	Disclosure failings

•	Material weaknesses in financial reporting

The Company’s own auditors doubt the Company’s ability to continue as a going concern.

Vote for responsible leadership! Vote to save your investment value!

PLEASE VOTE THE GOLD PROXY CARD!

If you have already voted using management’s white proxy card, we urge you to change your vote by executing the enclosed GOLD proxy card. Only the latest dated proxy card you submit will be counted. If you vote against any of management’s nominees using management’s white proxy card, your vote will not be counted as a vote for the HWH Lending, LLC and Milfam I, L.P. slate of nominees and will result in the revocation of any previous vote you may have cast on the GOLD card.

IF YOU WISH TO VOTE WITH US, PLEASE VOTE THE GOLD CARD AND DISREGARD ANY PROXY CARD THAT YOU RECEIVE OTHER THAN THE GOLD PROXY CARD.

If you have any questions, require assistance in voting your GOLD proxy card, need additional copies of these proxy materials or directions to attend the annual meeting,

please call Laurel Hill Advisory Group LLC at the phone numbers listed below.

Laurel Hill Advisory Group LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753

Shareholders Call Toll Free: 1-888-742-1305

Banks and Brokers Call Collect: 516-933-3100